Exhibit 99.1

For Immediate Release	News Release CONTACT: Bill Newbould (610) 558-9800

ENDO PHARMACEUTICALS REPORTS

2007 SECOND QUARTER FINANCIAL RESULTS

CHADDS FORD, Pa., August 1, 2007 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and six months ended June 30, 2007.

For the second quarter of 2007, net sales increased to $257.1 million compared with $228.0 million in the second quarter of 2006. Net income for the three months ended June 30, 2007 was $60.5 million compared with $57.6 million in the same period of 2006. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended June 30, 2007 was $64.3 million compared with $61.6 million in the same period in 2006.

Diluted earnings per share for the three months ended June 30, 2007 were $0.45 compared with $0.43 in the same period of 2006. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended June 30, 2007 were $0.48 compared with $0.46 in the same period of 2006.

“These quarterly results were driven by the strong performance of our branded product portfolio, in particular LIDODERM®, OPANA ER® and OPANA®,” said Peter A. Lankau, President and Chief Executive Officer. “We are especially encouraged by the growth trajectory of the OPANA franchise. The marketing and educational investments we are making in support of these products are having a significant impact in the marketplace, where awareness is building around the clinical attributes of OPANA ER and OPANA in the management of pain. To further support this franchise as well as the rest of our product line, we are expanding our Specialty II sales force by approximately 95 representatives to mirror our Specialty I sales force and provide double coverage for the most important physicians in our target audience. Our sales force will now consist of approximately 690 professionals, which will allow us to continue the growth of our portfolio.”

Additionally, Lankau noted that Endo continues to focus its business development activities on further diversifying its revenue base through product licensing and company acquisitions, as well as other opportunities to enhance shareholder value.

“Consistent with our goal of becoming the leading pain company, we are evaluating and pursuing opportunities to deepen and broaden our penetration of the pain market as well as in other specialty focused therapeutic categories that have the potential to provide diversification and growth,” Lankau said. “Toward this end, we are targeting products that are clinically innovative and differentiated, including earlier stage opportunities, while continuing to advance our current development pipeline. Endo’s Management and its Board of Directors continue to examine the best use of the company’s strong balance sheet and cash position, including consideration of opportunities in the evolving pharmaceutical marketplace that strengthen the company and enhance shareholder value.”

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Year-to-Date Results

Net sales for the first half of 2007 increased to $511.6 million versus $433.1 million in the comparable 2006 period. Net income for the six months ended June 30, 2007 increased to $117.7 million compared with $78.2 million in the comparable 2006 period. As detailed in the Supplemental Financial Information below, adjusted net income for the six months ended June 30, 2007 was $126.9 million compared with $116.8 million in the same period of 2006.

Diluted earnings per share for the six months ended June 30, 2007 were $0.88 compared with $0.58 in 2006. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the six months ended June 30, 2007 were $0.94 compared with $0.87 in the same period of 2006.

2007 Revised Financial Guidance

Based on these strong year-to-date results, Endo has revised its financial guidance for 2007. The company now expects net sales to be approximately $1.050 billion to $1.075 billion, up from its previous net sales guidance of $1.025 billion to $1.050 billion. Net sales of LIDODERM in 2007 are now estimated to be approximately $685 million to $710 million, up from prior guidance of $650 million to $675 million. Combined net sales of the OPANA franchise are expected to be approximately $90 million to $110 million, up from prior guidance of $85 million to $105 million. The company estimates adjusted diluted earnings per share for 2007 to be approximately $1.75 to $1.80, up from the previous adjusted diluted EPS guidance of $1.68 to $1.72. This excludes estimated milestone payments to partners and the expensing of stock-based compensation charges.

The revised EPS guidance also reflects incremental costs in the second half of 2007 from the expansion of Endo’s Specialty Force II as well as additional pre-launch spending in support of the anticipated approval of an expanded indication for FROVA for menstrual migraine prophylaxis. The company also will continue its 2007 objective to significantly invest in its marketing and clinical support of its portfolio, as well as needed infrastructure to support future growth.

Use of Non-GAAP Measures — Adjusted Net Income and Adjusted Diluted Earnings per Share:

Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended June 30, 2007 and June 30, 2006 is as follows:

	(Unaudited) Three Months Ended June 30,
	2007	2006
	(in thousands, except per share data)
GAAP net income	$60,546	$57,636
Add: Income tax	34,090	37,252

GAAP income before income tax	94,636	94,888
Add: Upfront and milestone payments to partners	2,031	—
Add: Stock compensation expense related to SFAS 123R	4,165	3,213

Adjusted income before income tax	100,832	98,101
Pro forma income tax	36,486	36,526

Adjusted net income	$64,346	$61,575

Diluted weighted average shares outstanding	134,616	134,037
Adjusted diluted earnings per share	$0.48	$0.46

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A reconciliation of net income as determined by GAAP to adjusted net income for the six months ended June 30, 2007 and June 30, 2006 is as follows:

	(Unaudited) Six Months Ended June 30,
	2007	2006
	(in thousands, except per share data)
GAAP net income	$117,695	$78,174
Add: Income tax	66,869	48,300

GAAP income before income tax	184,564	126,474
Add: Compensation expense and related employer payroll taxes to be funded by Endo Pharma LLC	—	42,385
Add: Upfront and milestone payments to partners	7,631	10,400
Add: Stock compensation expense related to SFAS 123R	7,233	5,536

Adjusted income before income tax	199,428	184,795
Pro forma income tax	72,572	67,987

Adjusted net income	$126,856	$116,808

Diluted weighted average shares outstanding	134,468	133,973
Adjusted diluted earnings per share	$0.94	$0.87

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Product Review

LIDODERM. For the three months ended June 30, 2007, net sales of LIDODERM were $168.5 million versus $140.8 million in the same period a year ago. Prescription growth for LIDODERM was up 16% and dispensed unit growth was up 17% in the second quarter of 2007 versus the second quarter of 2006. The company estimates that prescription demand for LIDODERM in the second quarter of 2007 was approximately $183.8 million. For the first half of 2007, net sales of LIDODERM were $322.6 million compared with $265.9 million in the same period a year ago. Prescription growth for LIDODERM was up 16% and dispensed unit growth was up 18% for the first half of 2007 from the comparable 2006 period.

OPANA ER and OPANA. Combined net sales for the OPANA franchise were $25.0 million for the second quarter of 2007 and were $54.3 million for the first six months of 2007. The first-half results include the recognition of $13.8 million in deferred revenue for commercial shipments of OPANA ER and OPANA made to customers in 2006. Endo estimates that prescription demand for OPANA ER and OPANA in the second quarter was approximately $16.5 million.

PERCOCET®. Net sales of PERCOCET were $29.0 million for the three months ended June 30, 2007 versus $22.1 million in the same period in 2006. The company estimates that prescription demand for PERCOCET in the second quarter of 2007 was approximately $27.2 million. Net sales of Percocet® were $59.5 million for the first half of 2007 compared with $49.6 million in the same period in 2006.

FROVA®. Net sales of FROVA were $12.8 million for the three months ended June 30, 2007 versus $13.0 million in the same period in 2006. The company estimates that prescription demand for FROVA in the second quarter of 2007 was approximately $12.1 million. Net sales of FROVA were $24.9 million for the first half of 2007 compared with $20.0 million in the same period in 2006.

Other branded products. Combined sales of all other branded products were $2.5 million for the second quarter of 2007 compared with $3.3 million in the comparable period of 2006. Net sales of other branded products were $5.1 million for the first half of 2007 compared with $8.1 million in the same period in 2006.

Generic products. Net sales from the company’s generic products in 2007 were $19.3 million in the second quarter and $45.1 million in the first half compared with $48.7 million and $89.4 million in the respective periods of 2006. The year-ago results included net sales of extended-release oxycodone tablets of $15.3 million in the second quarter and $24.3 million during the first half of 2006, which Endo ceased selling as of December 31, 2006. The quarterly and year-to-date decreases in 2007 are also due to increased generic competition with the company’s morphine sulfate extended-release tablets. Endo expects competition to continue to adversely affect its market share and the price of both ENDOCET® and its morphine sulfate extended-release tablets.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (866) 482-1020 (domestic) or (706) 758-1722 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from August 1, 2007 at 1:00 p.m. ET by dialing (888) 286-8010 or (617) 801-6888, passcode 22031675 and will run until 12:00 a.m. ET on August 8, 2007.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on August 8, 2007. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

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About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the SEC on March 1, 2007. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months ended June 30, 2007 and June 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended June 30,
	2007	2006
Lidoderm®	$168,529	$140,822
Percocet®	28,976	22,142
Opana® ER and Opana®	25,029	—
Frova®	12,758	13,046
Other Brands	2,520	3,314

Total Brands	$237,812	$179,324
Oxycodone ER	$—	$15,311
Other Generics	19,335	33,385

Total Generics	$19,335	$48,696
Total Net Sales	$257,147	$228,020

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The following tables present Endo’s unaudited net sales for the six months ended June 30, 2007 and June 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2006
Lidoderm®	$322,600	$265,894
Percocet®	59,539	49,637
Opana® ER and Opana®	54,276	—
Frova®	24,900	20,018
Other Brands	5,130	8,096

Total Brands	$466,445	$343,645

Oxycodone ER	$—	$24,292
Other Generics	45,111	65,126

Total Generics	$45,111	$89,418

Total Net Sales	$511,556	$433,063

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The following table presents Endo’s unaudited consolidated statements of operations for the three months and six months ended June 30, 2007 and June 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
NET SALES	$257,147	$228,020	$511,556	$433,063
COST OF SALES	53,460	50,408	101,855	99,145

GROSS PROFIT	203,687	177,612	409,701	333,918
COSTS AND EXPENSES:
Selling, general and administrative	87,024	64,264	179,806	164,431
Research and development	26,276	19,772	52,685	44,926
Depreciation and amortization	4,015	4,346	7,928	8,308

OPERATING INCOME	86,372	89,230	169,282	116,253
INTEREST INCOME, Net	8,264	5,658	15,282	10,221

INCOME BEFORE INCOME TAX	94,636	94,888	184,564	126,474
INCOME TAX	34,090	37,252	66,869	48,300
NET INCOME	$60,546	$57,636	$117,695	$78,174

NET INCOME PER SHARE:
Basic	$0.45	$0.43	$0.88	$0.59
Diluted	$0.45	$0.43	$0.88	$0.58
WEIGHTED AVERAGE SHARES:
Basic	133,820	133,051	133,725	132,964
Diluted	134,504	133,936	134,395	133,864

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at June 30, 2007 and December 31, 2006:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$445,829	$628,085
Marketable securities	360,925	—
Accounts receivable, net	222,118	279,159
Inventories	72,904	62,129
Other current assets	65,580	66,641

Total current assets	1,167,356	1,036,014
Property and equipment, net	43,304	36,565
Goodwill	181,079	181,079
Other Intangibles, net	74,942	78,046
Note Receivable	50,158	52,872
Other assets	10,758	12,113

TOTAL ASSETS	$1,527,597	$1,396,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$19,301	$38,693
Other current liabilities	321,836	299,406

Total current liabilities	341,137	338,099
Other liabilities	16,360	17,602
Total stockholders’ equity	1,170,100	1,040,988
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,527,597	$1,396,689

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The following table presents unaudited condensed consolidated cash flow data for the six months ended June 30, 2007 and June 30, 2006:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2006
Net cash provided by operating activities	$201,103	$201,108
Net cash used in investing activities	(370,933)	(24,129)
Net cash used in financing activities	(12,426)	(65,231)

Net (decrease)/increase in cash and cash equivalents	(182,256)	$111,748
Cash and cash equivalents, beginning of period	$628,085	$500,956

Cash and cash equivalents, end of period*	$445,829	$612,704

*	Excludes current marketable securities of $360,925, for total cash and current marketable securities as of June 30, 2007 of $806,754

Net Cash Used in Financing Activities

During the six months ended June 30, 2007, net cash used in financing activities includes a $20.0 million payment to Endo Pharma LLC, a limited liability company that previously held a significant portion of Endo common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest. This payment was made pursuant to the tax-sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. The company has recorded a liability of $18.5 million as of June 30, 2007 related to exercises during 2006 which amount is expected to be paid in the fourth quarter of 2007 and another $0.8 million related to exercises during 2007 which, if utilized to reduce our 2007 income taxes, will be paid in 2008.

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